Exhibit 19.01

POLICY PROHIBITING INSIDER TRADING (GLOBAL)

Please read this policy carefully and make sure you understand it. If you have any questions, please contact Intuit’s legal department.
Purpose
Intuit Inc., on behalf of itself and all subsidiaries (“Intuit” ), has adopted this policy to enable Intuit, its employees and Board of Directors (“Board”) to comply with applicable insider trading laws.
Policy
1.    Introduction
U.S. federal and state laws generally prohibit buying, selling or transferring stock or other securities by anyone who has material information that is not generally known or available to the public. These laws also prohibit anyone with this type of “Material Nonpublic Information” (as described in Section 3 below) from disclosing this information (or “tipping”) to others who may trade.
Intuit’s first operating value is “Integrity Without Compromise.” One of the ways we put this value into practice is by being aware of, and following, applicable securities laws and Intuit’s policies, including this one. This policy applies to all Board members and employees of Intuit and its subsidiaries. You are also responsible for the compliance with this policy by:
•Your spouse and dependents
•Anyone living in your household (other than employees of the household)
•Anyone for whom you make or influence investment decisions, such as parents or children who consult with you before they trade in Intuit securities
•Any entities or organizations that are controlled, influenced or managed by you or the individuals mentioned above

Everyone described above is referred to as a “Covered Person” or "you" in this policy.
Intuit also may determine that other persons should be subject to this policy. If you are aware of Material Nonpublic Information when you cease to be a Covered Person you may not trade in Intuit securities until that information has become public or is no longer material.
This policy is designed to promote compliance with applicable securities laws and protect Intuit and its Covered Persons from the serious liabilities and penalties that can result from violations of these laws. If you have questions about whether information is still material or nonpublic, please contact the Intuit legal department.
A.    Enforcement of Insider Trading Laws
If you violate the federal insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5,000,000. You also may have to serve a jail sentence of up to 20 years. In addition, Intuit could be subject to civil fines, and criminal penalties up to $25,000,000 as a result of your insider trading violations. In addition to possible civil and criminal penalties, anyone who violates this policy may be subject to disciplinary action, up to and including termination of employment.
You should be aware that both the Securities and Exchange Commission (“SEC”) and the Nasdaq employ sophisticated stock market surveillance techniques, which are very effective at detecting insider trading activity, and vigorously prosecute insider trading cases. The SEC has successfully prosecuted cases that have involved trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that could be considered illegal insider trading.
2.     Intuit’s Trading Policy
A.    Insider Trading. You may not trade in the stock or other securities of any company when you are aware of Material Nonpublic Information about that company gained through your work at Intuit. This policy against “insider trading” applies to trading in Intuit stock as well as in the
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securities of other companies, such as Intuit’s customers, vendors, business partners or other companies with which Intuit may be negotiating a transaction or other business deal.
B.    Tipping. You may not provide Material Nonpublic Information about a company to others or suggest that anyone purchase or sell any company’s securities while you are aware of Material Nonpublic Information about that company. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This prohibition against “tipping” applies to information about Intuit and its stock, as well as to information about other companies gained through your work at Intuit. This policy does not restrict legitimate business communications on a “need to know” basis, where you have a reasonable expectation that the other person will not trade while in possession of the information.
C.    Speculative Transactions, Derivatives, Margin. You may not engage in short-term or speculative transactions in Intuit securities. This means that you may not trade in put or call options or other derivatives relating to Intuit securities, engage in short sales of Intuit securities, or purchase any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities held directly or indirectly by you.
All Covered Persons are prohibited from placing Intuit securities into a margin account or pledging any Intuit securities as collateral for a loan. This is because your securities could be sold without your consent if you fail to meet a margin call or if you default on a loan and these sales may result in unlawful insider trading.
D.    Definition of Trading
For the purposes of this policy, references to “trading” and “transactions” include, among other things:
•Purchases and sales of Intuit shares in public markets or private transactions
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•Sales of Intuit shares acquired through (i) the Employee Stock Purchase Plan (ESPP), (ii) the exercise of stock options, or (iii) the vesting of restricted stock units (RSUs)
•Using or pledging Intuit securities to secure a loan (which is always prohibited under this policy)
•Making gifts of Intuit securities
References to “trading” and “transactions” do not include, among other things, acquiring Intuit stock in connection with (i) Intuit’s Employee Stock Purchase Plan (ESPP); (ii) the exercise of stock options; or (iii) the vesting of restricted stock units (RSUs). However, you are prohibited from selling any shares acquired under these programs if you are aware of Material Nonpublic Information or if the trading window is closed for you. Specifically:
•You may exercise Intuit stock options, but you may not sell any shares issued upon the exercise of those options (i.e., no same-day sales) if you are aware of Material Nonpublic Information or if the trading window is closed for you.
•You may purchase shares under Intuit’s ESPP, but you may not sell any of the shares if you are aware of Material Nonpublic Information or if the trading window is closed for you.
•You may receive shares upon the vesting of Restricted Stock Units, but you may not sell any of the shares if you are aware of Material Nonpublic Information or if the trading window is closed for you.
E.    Application and Enforcement of Intuit’s Policy
This policy applies to all Covered Persons. The SEC and federal prosecutors may presume that trading by family members (including children away at school), close friends or personal advisors is based on information you supplied and treat these transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. This policy applies to any securities held by Covered Persons or on behalf of Covered Persons (for example, by a broker or trustee).
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In addition to possible civil and criminal penalties discussed above, anyone who violates this policy may be subject to disciplinary action, up to and including termination of employment.
3.    What is Material Nonpublic Information?
    A.    Material Information. Information, whether positive or negative, is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a company’s stock. If a piece of information could be expected to affect the price of the stock, then it is likely to be material. Common examples of information that may be material include:
•undisclosed financial results, including revenue, earnings, and operating income
•significant undisclosed operating metrics, such as mid-season Consumer Group tax unit sales
•guidance or projections of future revenues or earnings, or changes in guidance
•proposed merger, acquisition or tender offer activity
•proposed sale of a substantial business or subsidiary
•the existence of a special restricted trading period for Covered Persons
•significant new products or services and their expected launch dates
•major product defects or significant positive or negative feedback from customers, including beta test customers
•significant changes in product distribution arrangements
•the gain or loss of a major customer, supplier or alliance partner
•proposed offering by Intuit of additional securities or changes to Intuit’s capital structure
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•significant changes in management or the Board
•the declaration of a stock split or dividend
•financial liquidity problems or pending bankruptcy
•significant actual or potential cybersecurity incidents, events or risks that affect Intuit or third-party providers that support Intuit’s business operations
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings
This is only a partial list and does not describe all circumstances or information that could be material. Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always think carefully about how your information may be viewed in retrospect. If you have any concerns about whether you have material nonpublic information, you should contact Intuit’s legal department before you buy or sell Intuit securities.
B.    Nonpublic Information. “Nonpublic information” is not generally known or available to the public. We consider information to be available to the public only when both:
•It has been released to the public by Intuit through an appropriate channel (like an SEC filing or a press release), and
•Enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until the second business day after public disclosure.
If you have questions about whether information is nonpublic, please consult with the Intuit legal department.
4.    Unauthorized Disclosure
All Covered Persons must maintain the confidentiality of Intuit information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about Intuit or its business plans is
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potentially nonpublic information until we publicly disclose it. You should treat this information as confidential and proprietary to Intuit. You may not disclose it to others, such as family members, business associates, investors, expert consulting firms or business or social acquaintances, on social media or in any other channel.
Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, Intuit and its management. For this reason, we permit only specifically designated representatives of Intuit to discuss Intuit with the news media, securities analysts and investors and only in accordance with Intuit’s public disclosure requirements. If you receive inquiries of this nature you should refer them to Intuit’s investor relations or legal department.
5.    When and How You Can Trade Intuit Stock
A.    Overview. You may only trade Intuit stock when you are not in possession of Material Nonpublic Information. All Covered Persons are required to comply with specific trading windows described below.
B.    Trading Windows
        (i) Quarterly Trading Windows. Covered Persons may only trade during quarterly trading windows designated by Intuit’s management. In general, these quarterly window periods open on the second business day following the press release announcing Intuit’s quarterly or annual financial results, and close approximately three weeks before the last day of each fiscal quarter, except for the third fiscal quarter when it generally closes approximately three weeks before the due date for federal tax filings in the United States. Although Intuit may periodically send notifications regarding the opening and closing of the quarterly trading window, each Covered Person is responsible for becoming informed of any windows or restrictions before trading in Intuit securities.
Even during an open trading window period, you may not initiate a trade in Intuit stock if you are aware of Material Nonpublic Information about Intuit. In addition, if you are subject to Intuit’s preclearance policy (described in Section 5.D below), you must preclear transactions even if you initiate them during an open trading window period.
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Below is the approximate timing of the quarterly trading windows. The actual dates will be determined by management and may vary depending on a number of factors.

Fiscal Quarter	Window Opens	Window Closes
First Quarter	Late August	Early October
Second Quarter	Late November	Early January
Third Quarter	Late February	Late March
Fourth Quarter	Late May	Early July
        (ii) Special Trading Blackout Periods. From time to time, Intuit may close the trading window due to developments that may involve Material Nonpublic Information (for example, a significant corporate transaction or unit sales reports during tax season). In such events, the Intuit legal department may notify particular individuals (and in some cases, all employees) that they should not engage in any transactions involving the purchase or sale of Intuit’s securities and should not disclose to others the fact that a trading window has been closed.
Generally, all pending purchase and sale orders regarding Intuit securities that could be executed while the trading window is open must be canceled before it closes.
C.    Who Must Observe the Quarterly Trading Windows?
All Covered Persons must observe the quarterly trading windows.
D.    Preclearance Policy
Each of the following individuals must contact the Intuit legal department in advance of effecting any purchase, sale, gift or other transfer of Intuit stock and must obtain prior approval of the transaction:
•All members of the Board
•Individuals designated by the Board as “executive officers” under U.S. securities laws
•All officers who are direct reports to the Chief Executive Officer
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•Any other person designated by the Chief Executive Officer, Chief Financial Officer, or General Counsel
•Spouses, dependents, and anyone living in the households of the individuals listed above (other than employees of the household), and anyone for whom they make or influence investment decisions
•Any entities or organizations that are controlled, influenced or managed by the individuals listed above
The preclearance policy applies to these people even if they are initiating a transaction during an open trading window period and covers all transactions (other than purchases under Intuit’s ESPP or the receipt of shares upon vesting of RSUs). The preclearance request form can be found on Intuit’s internal Insight website.
If a transaction is precleared, you typically will have five business days to execute that transaction. However, if you become aware of Material Nonpublic Information, you may not execute the transaction. If you don’t complete the transaction within the approved time period, you must submit a new preclearance request.
If your proposed transaction is not precleared, you must refrain from initiating any transaction in Intuit stock, and you should not inform anyone within or outside of Intuit that preclearance was denied.
    E.    Pre-arranged Trading Plans. This policy does not prohibit stock trades made under a pre-arranged trading plan that complies with SEC Rule 10b5-1(c) and Intuit’s policies and guidelines.
Rule 10b5-1(c) provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. Under this rule, if you enter into a binding contract, instruction or written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements comply with the requirements of U.S. securities laws, including that they are established at a time when you are not aware of Material Nonpublic Information, then you may claim a defense to insider trading liability, even if the transactions under the trading plan occur at a time when you are aware of Material Nonpublic Information. Arrangements under the rule may specify the amount, price and date through
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a formula or may specify trading parameters that another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence such person’s actions and such person must not be aware of any Material Nonpublic Information at the time of the trades.
In order to adopt a trading plan, you must contact an experienced and sophisticated broker or financial advisor who can help you prepare the appropriate documents. It is important that you fully understand the limitations and conditions of the rule before you establish a trading plan. It is also important that you properly document the details of a trading plan. There are a number of procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense. These requirements include that you comply with the required cooling-off period before trading, enter into the plan in good faith and act in good faith for the entirety of its duration, that you not modify your trading instructions while you are aware of Material Nonpublic Information and that you not enter into or alter a corresponding or hedging transaction or position. All trading plans and amendments and terminations of such plans must be reviewed by the Intuit legal department for compliance with Intuit’s policies and guidelines prior to implementation, amendment or termination of any such plan.
All trading plan adoptions and amendments must occur during an open trading window period. Intuit may impose additional conditions, procedures or other requirements on any trading plan, including requiring a minimum waiting period after adoption before trades can commence under the plan.
Although the Intuit legal department reviews these plans from Intuit’s perspective, the individual adopting a plan bears sole responsibility for compliance with all legal and regulatory requirements. Intuit may publicly disclose the terms of any trading plan adopted by Covered Persons.
Executive officers and members of the Board also must comply with Section 6 below even if trades are made under a trading plan.
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6.    Additional Securities Law Matters for Board and Executive Officers
A.    Section 16. Members of the Board, individuals designated by the Board as “executive officers” under U.S. securities laws (each, a “Section 16 Insider”) and greater than 10% beneficial owners of Intuit’s common stock also are required to comply with the reporting obligations and limitations on short-swing transactions in Section 16 of the Securities and Exchange Act of 1934, as amended. Section 16 Insiders are required (a) to report transactions in Intuit securities (usually within two business days of the date of the transaction) and (b) to disgorge any profits to Intuit if they purchase and sell Intuit securities within a six-month period, whether or not they had knowledge of any Material Nonpublic Information.
    B.    Rule 144. If you are Section 16 Insider, you may be deemed an “affiliate” of Intuit for purposes of Rule 144 under the Securities Act of 1933, as amended. This means that whenever you sell shares of Intuit stock, you must comply with specific requirements under Rule 144, including that you:
•Must sell your shares in a routine broker’s transaction or to a market maker, and not in a solicited sale
•Must abide by volume restrictions on what you can sell in any three-month period
•Must file a Form 144 with the SEC on or prior to the day of the sale
If you are a Section 16 Insider selling shares of Intuit stock, you need to tell your broker that you are an affiliate of Intuit and that you need to file a Form 144. A reputable broker will help you comply with the Rule 144 requirements and will prepare and file a Form 144 on your behalf. Intuit does not generally prepare or file Forms 144 on behalf of any of its officers or directors. Contact the Intuit legal department for more information on Rule 144.
7.    Certification
Periodically, designated Covered Persons may be required to certify their understanding and intent to comply with this policy.
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8.     Personal Responsibility; Assistance
You bear the ultimate responsibility for adhering to this policy and avoiding improper trading. If you violate this policy, Intuit may take disciplinary action against you, up to and including termination of employment. If you have any questions about this policy or the application of this policy to your particular situation, you should seek additional guidance from members of Intuit’s legal department. All interpretations of this policy by Intuit’s General Counsel or Chief Financial Officer shall be binding on Covered Persons.
Kerry McLean    (650) 944-5918            Kerry_McLean@intuit.com
Executive Vice President, General Counsel
Tyler Cozzens    (650) 944-5574            Tyler_Cozzens@intuit.com
Senior Vice President, Deputy General Counsel
9.     Intuit Transactions
From time to time, Intuit may engage in transactions in its own securities. It is Intuit’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board or appropriate committee, if required) when engaging in transactions in Intuit securities.
Who Needs to Know This Policy
This policy applies to all Intuit Board members and employees.
Not Following This Policy
Employees who violate this policy may be disciplined, up to and including termination of employment.
Reporting and Protection Against Retaliation
Intuit does not tolerate retaliation or victimization against anyone who reports alleged violations of this policy or who cooperates in investigations related to this policy in good faith.
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If you have questions about this policy or its application to specific situations, or if you know of or suspect any conduct that you believe is inconsistent with this policy, please contact:
•Your manager or higher level leaders
•HR Connect
•Ask Ethics
•Intuit Integrity Line
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